Exhibit 3.4

AMENDMENT NO. 2
TO THE AMENDED AND RESTATED
BYLAWS OF BLACKROCK, INC.
A Delaware Corporation

In accordance with Section 8.1 of the Amended and Restated Bylaws (the “Bylaws”) of BlackRock, Inc. (the “Corporation”), the following amendments to the Bylaws were unanimously approved by the Corporation’s Board of Directors at its regular meeting on July 11, 2002:

1.    Amendment to Section 3.10(i). Deleting such section in its entirety and replacing it with the following hereby amend section 3.10(i) of the Bylaws:

“(i)  any other matter materially affecting the economic interests of a Controlling Stockholder unless such Controlling Stockholder or an Affiliated Company (as defined in Article TENTH of the Corporation’s Amended and Restated Certificate of Incorporation) thereof is a party to agreements pertaining to such matter and directors designated by such Controlling Stockholder pursuant to the Stockholders Agreement shall have abstained from voting thereon as directors of the Corporation.”

Effective as of July 11, 2002